Exhibit 10.40


Hans Walter Ott, Eng., Inc. Complete construction and building management


                                 Rental Contract

                                     between

Hans Walter Ott, Eng., Inc., Complete Construction and Bldg. Management, Vincenz-Gekle-Weg 10, 88279 Amtzell
- represented by Mr. Hans Walter Ott, Engineer, Martinstra(beta)e 1, 88279 Amtzell - - Lessor -

                                       and

SMS Holding GmbH, Im Grund 15, 88239 Wangen im Allgau
- represented by company director Mr. Helmut Adamski -
- Lessee -


                              ss.1 Rental Property

1.1 The object of this rental contract is the building to be erected by the lessor on the property in Amtzell-Gieselharz, in the district of Amtzell, on the basis of the development plans (see Attachments 3 - 5) and the floor plans with building description (see Attachment 2) by the planning office of Hans Walter Ott, Eng., Inc., Vincenz-Gekle-Weg 10, 88279 Amtzell. The building is to have 12 m2 net floor space per DIN [German Industrial Standard] 277, with exterior features including the number of ground level, uncovered parking places required by the LBO/building permit (at least 30 in any case).

Extent and equipment of the rental object to be supplied by the lessor at his cost are taken from the Attachments listed under ss.14 Item 14.2 of this contract.

1.2 Special items not contained in the floor plan or the other attachments to the offering (ss.14) up to now, as well as later changes desired by the lessee that extend beyond the scope of the floor plan, will be limited to the amount absolutely necessary, and will be implemented only within the cost structure (for building and exterior features) set forth in the rent payment calculation (see ss. 3 Item 3.7)

1.3 The lessor is obligated to proceed with planning and construction of the rental object in a timely manner, so that it can be presented to the lessee, ready to occupy, no later than September 30, 1999.

1.4 In case this completion deadline is not met, the lessor will pay a contractual penalty of 300.- DM for every day it is late, without demonstration of fault. The contractual penalty has no time limit. The contractual penalty does not exclude additional damage claims. The lessor is responsible for any subcontractors engaged by him.

                        ss.2 Rental Period, Cancellation

2.1 The rental relationship begins with the transfer of the rental object to the lessee in acceptable condition (after acceptance). It is fixed for the period of 10 years, beginning with the first of the month following the transfer. The lessee is entitled to extend the rental relationship twice, by 5 years each time, by written request to the lessor (Option). The written request must be received by the lessor 1 year in advance each time. If the option is not exercised, the rental relationship ends after the 10-year lease period.

2.2 Thereafter, the rental relationship is extend for an undetermined amount of time, as long as it is not cancelled with 12 months notice. Cancellation must be in writing to be valid and must be presented to the other party no later than the 3rd working day of the first month of the cancellation notice period.

                                ss.3 Rent Amount

3.1 The rent amount for basement, ground floor, upper floor, and roof is
12.50 DM / m2 of net floor space per month.

The monthly rent for ca. 1200.00 m2 net floor space is therefore 15,000 DM (in words: Fifteen Thousand Deutsche Mark),
The monthly rent for the basement areas (cellar and underground garage) is 4.00 DM / m2 of net floor space per month, but despite this determination it is set by mutual agreement at a rate of 900 DM per month.

Therefore the total annual rent is 190,800 DM (in words: One Hundred Ninety Thousand Eight Hundred Deutsche Mark)

The above amounts are net sums; the VAT due is to be added at the current rate, now 16%.

The exact rent amount for basement, ground floor, upper floor, and roof is determined by the finished plan and is to be calculated by both parties together based on the actual floor space after construction. This square meter amount will be used to calculate the final rent amount and will then become addended to the rental contract. The basis for all floor space calculations is the DIN.

3.2 The rent is to be paid in advance every month, without charge, no later than the 3rd working day of the month, into an account to be named by the lessor.

3.3 To secure the rent amount, the lessee will transfer a bank guarantee from a large German bank, in the amount of two years' rent, within 14 days of signing the rental contract. The lessor will pay 0.75 percent of the guarantee amount annually. The costs of the guarantee described above are calculated with the rent each July.

3.4 Each contractual party can demand negotiations about a new determination of the rent amount for use of the building (building rent portion), if, after the beginning of the contract, the monthly price index for the cost of living for a four-person household of laborers and salaried employees, with average income, in Baden-Wurttemberg, as determined by the Baden-Wurttemberg Statistical Office, has increased or decreased by 5 per cent relative to its level at the beginning of the rental relationship, but not before 18 months have passed. The parties agree upon a basis amount for the cost of living index, in the month in which the contract period begins, of 1991 = 100 as an index.

3.5 After a new rent amount is set, the next new setting is possible no sooner than 12 months later, according to the rent adjustment clause in Item 3. If the cost of living index for 1991 = 100 no longer be available, then it will be converted on the basis of the new cost of living index published at the time; in all other ways it will be handled as described above.

3.6 A change in the rent amount is to be validated in writing by both parties.

3.7 During the course of planning and construction, the lessee will only request those changes that can be financed, from the financial basis of the rental value calculation, by canceling or changing other positions. If this is not possible (for example, because they are deemed by the future user/lessee to be indispensable after the fact as deviations from usage-neutral furnishings), then special contractual regulations are to be made. Subsequent demands by the lessor because of inaccurate planning, or changes in planning or furnishings, are excluded.

3.8 The new set rent amount, underss.3 Item 3.4, 3.5, and 3.6 of this contract, is due on the first of the month following the rent adjustment request.

3.9 The lessee is entitled to tax deductions. The rent receipts are subject to sales taxes.

                              ss.4 Operating Costs

4.1 The lessee pays all operating costs, as listed in the current edition of Attachment 10 (Attachment 3 to ss.27 paragraph 1 II. Calculation Arrangements), of 10/12/1990, (BGBH, I S. 2179 ff.).

4.2 If costs listed under Item 1 are presented to the lessor by a third party entitled to payment, then the lessee is to be informed promptly of these and any payments made. The payment obligations arising from these are to be repaid by the end of the month in which the information was shared.

                      ss.5 Use of the Rental Space, Sublets

5.1 The lessee will use the rental object commercially as office space with an integrated storeroom and workshop, as well as two one-room apartments including underground garage and cellar rooms. Notice is clearly given that the installation of an elevator is not included in the scope to be provided by the lessor. It will, however, be ensured that an elevator shaft is present. If the lessee should install an elevator, then the residual cost of the elevator (time value) at the end of rental relationship will be paid by the lessor.

5.2 The lessee is entitled to allow others to use the rental object, with the agreement of the lessor, or to sublet it in whole or in part.
The lessor can only deny permission to sublet for important reasons.

                            ss.6 Building Maintenance

6.1 Maintenance of the rental property is the responsibility of the lessor. The lessee is obligated to promptly inform the lessor of any damages discovered that fall under the maintenance responsibility of the lessor. The lessor is obligated to maintain the rental property, including accessories, in constant good condition, fit for its intended purpose. If this obligation is not or is insufficiently met within an appropriate time frame, despite warnings, then the lessee is entitled to arrange for the required work to be done at the lessor's cost.

6.2 Performance of cosmetic repairs is the responsibility of the lessee. The cosmetic repairs particularly include interior paint, wallpaper, plastering or painting of walls and ceilings, painting or finishing of radiators, heating pipes, other supply lines, interior doors, windows, and the interior side of exterior doors.

6.3 Small repairs to items permanently attached to the building (blinds, shutters, radiators, sanitary facilities, and window and door hardware) are to be repaired by the lessee at his cost, up to 1,000.- DM per case, but not more than 1 per cent of the annual rent in a calendar year.

                       ss.7 Safety Obligations, Liability

7.1 The lessee takes responsibility for safety within the rental object. This is not the case if the lessor does not repair damages in the rental object, despite having been informed of them by the lessee.

7.2 The lessee takes responsibility for safety, as well as for normal cleaning, clearing, and spreading responsibilities for the walkways, entrances to the rental object, with regard to local legal requirements. The required materials are to be obtained by the lessee at his cost.

7.3 The lessee is responsible for all damages caused by his fault, or the fault of his employees or visitors. He is also responsible for damages that result from improper use of supply utilities (water, sewer, and electrical installations).

7.4 The lessor is responsible for all damages to the lessee, his employees or visitors, or to objects brought in, that result from the lessor violating the responsibility for maintenance and safety. This is unless the lessee has failed to meet his responsibility to inform the lessor under ss.6 Item 6.1 of this contract.

                      ss.8 Installations and Modifications

The lessee can, at his cost, perform installations and modifications to the rental property, as long as the lessor has agreed to them in writing. If the lessee performs installations or modifications, he is to maintain them properly and, at the request of the lessor, to remove them and restore the original condition.

                         ss.9 Entry to the Rental Areas

The lessor and his agents can enter the rental object during business hours with prior notice to the user, and, in case of danger, also outside business hours.

             ss.10 Chargebacks, Rent Reduction, Right of Withholding

The lessee can only charge against his rent, reduce the rent, or withhold payment because of a counter-claim if he has informed the lessor of this in, writing, at least 1 month before the rent is due. Chargebacks are only valid if the claim has been legally determined. An additional requirement is that he is not in arrears on the rent payments.

                      ss.11 Ending the Rental Relationship

11.1 At the end of the rental relationship, the lessee is to return the rental object completely empty and swept clean. He is to return all keys, including those made during the period of the rental relationship, to the lessor. The lessor and lessee will prepare a joint document regarding the return of the rental object.

11.2 Damages that clearly took place during the rental period and that are the responsibility of the lessee are to be described in more detail in the document
- as long as they are not the result of normal wear and tear. They are to be repaired by the lessee at his cost within a reasonable amount of time.

11.3 The lessor can retain the installations and modifications performed by the lessee by paying their depreciated value.
The lessor has a two-month declaration limit upon request by the lessee.

11.4 The lessee is obligated, in case no agreement is reached with the lessor, to remove the fixed installations that he installed in the rental object, by restoring the original condition.

                  ss.12 Further Offering of the Rental Property

12.1 The rental property may be offered for sale to a third party.

12.2 The lessor is obligated, in case of a further offering of the rental property, to ensure that the new owner enters into the rental contract made with the lessee, with all rights and obligations.

                         ss.13 Right of Purchase, Option

Can be guaranteed if desired.

                    ss.14 Changes and Additions, Attachments

14.1 Changes and additions to this rental contract must be in writing to be valid.

14.2 The following attachments are included as integral parts of the rental contract:
         Any attachments still missing are to be provided as soon as possible, and to be signed by both parties.

         Attachment 1:       Map, scale 1:500, from the State Measurement Office
                             of Wangen,

         Attachment          2: Floor plan with building description, from the
                             planning office of Hans Walter Ott, Eng., Inc.,
                             88279 Amtzell, including floor space calculations per DIN 277, with building permit from the State
                             Office in Ravensburg, as well as proof of thermal insulation,

         Attachment          3: Draft plans for the building (floor plans,
                             elevations, sections), scale 1:100 and 1:20, from the planning office of Hans Walter Ott, Eng., Inc.,
                             88279 Amtzell,

         Attachment 4:       Draft plans for the structure, scale 1:100, from
                             the planning office of Hans Walter Ott, Eng., Inc., 88279 Amtzell,

         Attachment          5: Draft plans for the exterior features with
                             parking lot, scale 1:200 and 1:250, from the planning office of Hans Walter Ott, Eng., Inc.,
                             88279 Amtzell,

         Attachment 6:       Installation plan,

         Attachment 7:       Plans for the installation of heating, sanitary
                             facilities, and ventilation,

         Attachment 8:       Plans for the electrical installations,

         Attachment 9:       Management requirements of the Interior Ministry
                             for fire protection requirements for pipes and piping systems (VwV pipes) GABI. 1990 Page 597 ff.
                             dated 09/05/1990,

         Attachment 10:      List of operating costs

                              ss.15 Use of the BGB

As long as no other regulation is agreed to in this contract, the requirements of the BGB regarding rent will be valid. If a single contractual requirement becomes invalid or is changed by a future change in the law, this will not cause the entire contract to become invalid. The individual invalid requirement is to be modified under consideration of existed or changed legal requirements, such that it meets the intent of the contractual parties, as determined under consideration of best belief.

                    ss.16 Fulfillment Location, Jurisdiction

The fulfillment location for rent payment is Amtzell. Jurisdiction for all disputes under this contract is Ravensburg.

                              ss.17 Final Agreement

This rental contract is made in 4 copies. Each contractual partner receives 2 copies, as well as one copy of the attachments listed under ss.14 Item 14.2.

Amtzell, 12/22/98                                  Wangen, _________

[Stamp: OTT
Hans Walter Ott, Eng., Inc.
Complete Construction and Bldg. Management
Vincenz-Gekle-Weg 10  88279 Amtzell
Tel. 0 75 20 / 95 66-0  Fax 95 66 29]
[Signature]                                        //S// Helmut Adamski
Lessor                                                         Lessee

                             List of Operating Costs

(Attachment 3 to ss.27 paragraph 1 II. Calculation requirements) dated 10/12/1990 (BGB 1 I S. 2179 ff.)

Operating costs are the following costs to the owner (entitled to build) that arise continuously from the ownership (right to build) of the property, or from proper use of the building or the economic unit, the outbuildings, features, equipment, and property, unless they are normally borne directly by the lessee in addition to the rent:

1.          Continuous public burdens on the property

2.          Costs of water supply

         This includes the costs of water usage, basic costs, and rent of meters, costs of use of intermediate meters, costs of operating a dedicated water supply system, and a water preparation system, including preparation materials.

3.          Costs of water removal

         This includes fees for building and property water removal, the costs of operating a similar non-public system, and the costs of operating a water removal pump.

4. Costs of operating the central heating system, including exhaust system

         This includes the costs for consumable fuel and its delivery, costs of operating electricity, costs of operating, monitoring, and maintaining the system, regular inspection of its fitness for use and safety, including adjustment by a professional, cleaning of the system and the utility room, costs for measuring in accordance with the Federal Emissions Protection Law, costs of renting or otherwise obtaining the use of a device to measure usage, as well as the costs of the use of a device to measure usage, including the costs of calculation and division.

5.          Costs of operating the central hot water supply system

         This includes the costs of the water supply, as under item 2, to the extent that they are not already covered there, and the costs of heating the water, as under item 4.

6.          Costs of operating the mechanical passenger or freight elevator
            (if present)

         This includes the costs of operating electricity, costs for inspection, operating, monitoring, and maintenance of the system, regular inspection of its fitness for use and safety, including adjustment by a professional, as well as costs for cleaning the system.

7.          Costs for street cleaning and trash removal

         This includes fees payable for public street cleaning and trash removal, or the costs for appropriate, non-public services.

8.          Costs for building cleaning and pest control

         Building cleaning costs include costs for cleaning the areas used jointly by the residents, such as entrances, hallways, stairs, cellars, floor rooms, laundry rooms, elevator passenger compartment.

9.          Costs of garden maintenance

         This includes costs for care of planted areas, including replacement of plants and trees, care of play areas including replacement of sand, and care of areas and entrances that serve non-public access.

10.         Lighting Costs

         This includes costs of electricity for exterior lighting and lighting of the areas used jointly by the residents, such as entrances, hallways, stairs, cellars, floor rooms, laundry rooms.

11.         Costs of chimney cleaning

         This includes sweeping charges, according to the ruling charge schedule, to the extent that they are not already included as costs under No. 4.

12.         Costs of property and liability insurance

         This includes namely the costs for insurance of the building against fire, storm, and water damage, glass insurance, liability insurance for the building, the oil tank, and the elevator.

13.         Costs for building management

         This includes wages, social contributions, and all similar benefits provided by the owner to the building manager for his work, to the extent that these do not apply to the maintenance, repair, renewal, cosmetic repairs, or building administration.

         To the extent that work is done by the building manager, the costs for work performed under numbers 2 to 10 may not be charged.

14.         Costs

14.a)       of operating the joint antenna system;

         This includes the costs for operating electricity and costs for regular inspection of its fitness for use, including adjustment by a professional, or a usage fee for an antenna system that does not belong to the economic unit.

         Or

14.b) of operating the private distribution system connected to a broadcast cable network;

         This includes the costs as under letter a), and the regular monthly basic charges for broadcast connections.

15.         Other operating costs

         For other costs not named here, the appropriate legal regulation will prevail.

Amtzell, 12/22/98
[Stamp: OTT
Hans Walter Ott, Eng., Inc.
Complete Construction and Bldg. Management
Vincenz-Gekle-Weg 10  88279 Amtzell
Tel. 0 75 20 / 95 66-0  Fax 95 66 29]
[Signature]
Signature of Lessor                                     Signature of Lessee